Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in the following registration statements of SPX Corporation: Form S-8 (File No.’s 33-24043, 333-29843, 333-29851, 333-29857, 333-29855, 333-38443, 333-70245, 333-82645, 333-82647, 333-61766, 333-69250, and 333-69252), Form S-4 (File No.’s 333-68650) and Form S-3 (Files No.’s 333-56364, 333-68648, 333-68652, 333-76978 and 333-86538) of our report dated March 13, 2003 relating to the consolidated financial statements of SPX Corporation and subsidiaries as of and for the year ended December 31, 2002 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (i) the adoption of new accounting principles and (ii) the application of procedures relating to certain other disclosures and reclassifications of financial statement amounts related to the 2001 and 2000 consolidated financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures and reclassifications) appearing in this Annual Report on Form 10-K of SPX Corporation for the year ended December 31, 2002.

/s/    Deloitte & Touche LLP

Charlotte, North Carolina

March 13, 2003